Exhibit 3.1

ARTICLES OF INCORPORATION
OF
AMERICAN PHYSICIANS INSURANCE COMPANY

In connection with the conversion (the “Conversion”) of American Physicians Insurance Exchange (the “Corporation”) from a Texas reciprocal and inter-insurance exchange to a Texas stock property and casualty insurance company, the Corporation (i) has elected to adopt the Business Organizations Code of the State of Texas (the “TBOC”), in accordance with Section 402.003 thereof and, (ii) hereby, files this Articles of Incorporation of the Corporation (this “Articles”) in accordance with the applicable provisions of the Texas Insurance Code (the “Insurance Code”).

ARTICLE I
NAME AND TYPE OF ENTITY

The name of the entity is American Physicians Insurance Company.  The Corporation is a Texas stock property and casualty insurance company.

ARTICLE II
CONVERSION

By converting from a reciprocal and inter-insurance exchange to a stock property and casualty insurance company and by duly executing and filing these Articles, the Corporation ceases to be organized as a reciprocal and inter-insurance exchange under the applicable provisions of the Insurance Code and is, as of the date hereof and hereafter, organized as a stock property and casualty insurance company under the applicable provisions of the Insurance Code.

ARTICLE III
PURPOSE

The purpose of the Corporation shall be (i) to write fire, allied lines coverages, inland marine, workers’ compensation and employer’s liability, employer’s liability, auto liability, auto physical damage, liability lines other than automobile, burglary and theft, and any and all other forms of insurance against hazards or risks of every kind and description which may lawfully be the subject of insurance except life insurance, accident and health insurance, endowment insurance, and contracts for the payment of annuities; (ii) to accept and to cede reinsurance of any such risks or hazards; and (iii) to engage in any lawful act or activity for which corporations may be organized under the Texas Insurance Code and the Texas Business Organizations Code.

ARTICLE IV
CAPITALIZATION

Section 4.1

Authorized Shares.  The Corporation shall be authorized to issue Ten Million Twenty-Five Thousand (10,025,000) shares of stock, consisting of (i) Ten Million Ten Thousand (10,010,000) Common Shares with a par value of One Dollar ($1.00) each (the “Common Shares”), and (ii) Fifteen Thousand (15,000) Preferred Shares with a par value of One Dollar ($1.00) each (the “Preferred Shares”), amounting in the aggregate to Ten Million Twenty-Five Thousand Dollars ($10,025,000), of which shares there shall always be issued, outstanding, and fully paid at least fifty percent (50%) of the aggregate par value of the shares authorized to be issued.  The Corporation shall also have at all times at least One Million Dollars ($1,000,000) in capital and One Million Dollars ($1,000,000) in surplus, as required by Section 822.054 of the Texas Insurance Code.

Section 4.2

Common Shares.

(a)

The holders of Common Shares shall be entitled to one vote for each such share on each matter properly submitted to the shareholders on which the holders of Common Shares are entitled to vote.  Notwithstanding the foregoing the holders of Common Shares shall be entitled to one vote per holder (and shall not be entitled to one vote per share) with respect to the approval of the  acquisition of the Corporation by American Physicians Services Group, Inc. through the statutory merger of APSG ACQCO, INC. with and into the Corporation.   Except as otherwise provided by law or these Articles, at any annual or special meeting of the shareholders the Common Shares shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders.

(b)

Subject to the rights of the holders of Preferred Shares and requirements of the Insurance Code, the holders of Common Shares shall be entitled to receive such dividends and other distributions when, as and if declared thereon by the Board of Directors (the “Board”) from time to time out of any assets or funds of the Corporation legally available therefor.

(c)

In the event of any voluntary or involuntary winding-up or termination of the Corporation, after payment or provision for payment of the debts, liabilities and obligations of the Corporation and subject to the rights of the holders of Preferred Shares in respect thereof, the holders of Common Shares shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of Common Shares held by them.

Section 4.3

Preferred Shares.

(a)

General.

The Preferred Shares shall consist of a series designated as the Series A Redeemable Preferred Stock (hereinafter referred to as the “Series A Redeemable Preferred Stock”).  Each share of Series A Redeemable Preferred Stock shall be identical in all respects with the other shares of the Series A Redeemable Preferred Stock subject to the provisions of Sections 4.3(e)(v) and 4.3(e)(vi).

The number of authorized shares of the Series A Redeemable Preferred Stock shall initially be Fifteen Thousand (15,000) which number may from time to time be increased (but not above the total number of authorized Preferred Shares) or decreased (but not below the number of shares of the Series A Redeemable Preferred Stock then outstanding) by resolution of the Board.  Series A Redeemable Preferred Stock may be issued in fractions of a share.  Shares of Series A Redeemable Preferred Stock redeemed or purchased by the Corporation shall be cancelled and shall revert to authorized but unissued Preferred Shares, undesignated as to series.

Shares of Series A Redeemable Preferred Stock shall be non-certificated shares.  The record holders of the shares of the Series A Redeemable Preferred Stock, the number of shares of the Series A Redeemable Preferred Stock held thereby, and the total number of outstanding shares of the Series A Redeemable Preferred Stock shall be recorded in the stock books of the Corporation.

(b)

Dividends; No Preemptive Rights.

The shareholders in whose name such Series A Redeemable Preferred Stock is registered in the stock books of the Corporation (the “holders”) shall be entitled to receive, out of funds legally available for such purpose, dividends which shall accrue at the rate of 3.00% per annum of the Redemption Price of such stock and shall compound annually, payable upon:  (i) liquidation as provided in Section 4.3(c)(i) or (ii) a redemption pursuant to Section 4.3(d)(i) or Section 4.3(d)(ii). Dividends shall be payable in cash to the holders entitled to the Liquidation Payment or Redemption payment, as the case may be. Dividends in arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on a date not more than sixty (60) nor less then ten (10) days preceding the payment date thereof, as may be fixed by the Board. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the Series A Redeemable Preferred Stock which may be in arrears. Dividends on each share of Series A Redeemable Preferred Stock shall be cumulative and shall accrue beginning the third (3rd) calendar day following the date of issuance. The date on which the Corporation initially issues any share of Series A Redeemable Preferred Stock shall be its issue date, regardless of the number of times transfer of such shares is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such shares. No dividends may be paid with respect to any shares of Corporation Common Shares unless all accrued dividends have been paid at some point within the last twelve (12) months with respect to all shares of Series A Redeemable Preferred Stock.

The holders of shares of the Series A Redeemable Preferred Stock shall not be entitled to any preemptive or subscription right in respect of any securities of the Corporation.

(c)

Liquidation.

In the event of any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, each holder of Series A Redeemable Preferred Stock shall be entitled to receive an amount in cash equal to the Redemption Price of the shares of the Series A Redeemable Preferred Stock owned of record by such holder, plus accrued dividends (the “Liquidation Payment”) before any distribution is made to holders of Common Shares (and any other class or series of shares of the Corporation hereafter authorized over which the Series A Redeemable Preferred Stock has preference or priority in the distribution of assets on any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation) upon any such liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation.  If, upon any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation, or proceeds thereof, distributable among the holders of the then outstanding shares of the Series A Redeemable Preferred Stock and the holders of any shares of capital stock ranking on a parity with the Series A Redeemable Preferred Stock with respect to any distribution of assets upon liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, are insufficient to pay in full all such preferential amounts payable to such holders, then all such assets and proceeds of the Corporation thus distributable shall be distributed among the holders of Series A Redeemable Preferred Stock and the holders of such capital stock so ranking on a parity with the Series A Redeemable Preferred Stock ratably in proportion to the respective aggregate amounts otherwise payable with respect thereto.

For the purposes of this Section 4.3(c), neither the voluntary sale, lease, conveyance, exchange or transfer of all or substantially all the property or assets of the Corporation (whether for cash, shares of stock, securities or other consideration), nor the consolidation or merger of the Corporation with one or more other entities, shall be deemed to be a liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, unless such voluntary sale, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation.

After the payment in cash to the holders of shares of the Series A Redeemable Preferred Stock of the full amount of the Liquidation Payment with respect to outstanding shares of the Series A Redeemable Preferred Stock, (1) the holders of such shares shall cease to be shareholders with respect to such shares, (2) such shares shall no longer be deemed to be outstanding on the books of the Corporation and (3) such holders shall have no interest in or claim against the Corporation or any of the remaining assets of the Corporation.

(d)

Redemption.

Subject to Section 4.3(e)(v), at any time, the Corporation, at its option, may redeem outstanding shares of the Series A Redeemable Preferred Stock, in whole or in part, in accordance with Section 4.3(e) (each, an “Optional Redemption”).

Subject to Section 4.3(e), the Corporation shall redeem, by the end of each fiscal year of the Corporation during which there are shares of the Series A Redeemable Preferred Stock outstanding, a number of shares of the Series A Redeemable Preferred Stock outstanding on such redemption date with an aggregate Redemption Price equal to $1 million (each, a “Mandatory Redemption”), in accordance with Section 4.3(e).  Notwithstanding the foregoing, the Corporation (i) shall redeem all remaining outstanding shares of Series A Redeemable Preferred Stock on or before December 31, 2016 and (ii) shall not be required to make initial Mandatory Redemption prior to twelve (12) months after the initial issuance of Series A Redeemable Preferred Stock. The Corporation’s obligations under this Section 4.3(d) shall not be affected by any Optional Redemption.

The Series A Redeemable Preferred Stock shall not be redeemable except as set forth in Sections 4.3(d)(i) or 4.3(d)(ii) above.

(e)

Terms of Redemption.  Any Optional Redemption or Mandatory Redemption (each, a “Redemption”) shall be effected in the manner and with the effect set forth in this Section 4.3(e).

The redemption price (the “Redemption Price”) payable in respect of Series A Redeemable Preferred Stock redeemed pursuant to a Redemption shall be $1,000 per share, adjusted accordingly for fractions of a share.

The redemption price for any Redemption shall be paid in cash.

The Corporation shall give notice of any Optional Redemption by mail, postage prepaid, not less than twenty (20) days nor more than sixty (60) days prior to the date fixed for such redemption, to each holder of record of the shares of the Series A Redeemable Preferred Stock to be redeemed appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein.  Such notice to any holder shall state the redemption date; the number of shares to be redeemed and, if less than all outstanding shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder; the Redemption Price; and the procedure for receiving payment of the Redemption Price therefor (including, the place at which the shareholders may obtain payment of the Redemption Price).  Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the shareholder receives such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of shares of the Series A Redeemable Preferred Stock to be redeemed shall not affect the validity of the proceedings for the redemption of any other shares of the Series A Redeemable Preferred Stock.

If notice of Redemption of shares of the Series A Redeemable Preferred Stock to be redeemed on a redemption date shall have been duly given, then upon such redemption date (if on or before such redemption date all funds in cash necessary for redemption of such shares shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of such shares, so as to be and continue to be available therefor), (1)  the holders of such shares shall cease to be shareholders with respect to such shares, (2) such shares shall no longer be deemed to be outstanding on the books of the Corporation, and (3) such holders shall have no interest in or claim against the Corporation with respect to such shares except only the right to receive from the Corporation the amount payable on redemption thereof, without interest (or, in the case of such deposit, from such bank or trust company the funds so deposited, without interest).  Any funds so deposited in a bank or trust company and unclaimed at the end of two (2) years from the date fixed for redemption shall, to the extent permitted by law, be repaid to the Corporation upon its request, after which the holders of such shares shall look only to the Corporation for payment thereof.

Any Redemption shall be affected only out of funds legally available for such purpose.  If on any date the Corporation is required to redeem any shares of the Series A Redeemable Preferred Stock pursuant to a Mandatory Redemption and does not have sufficient funds legally available to redeem all such shares on such date, the Corporation shall use any funds that are legally available to redeem such portion of all such shares pro rata (as nearly as may be) on such redemption date as such funds are sufficient therefor and shall redeem the remaining shares of the Series A Redeemable Preferred Stock (required to be redeemed pursuant to such Mandatory Redemption) on the earliest practicable date(s) next following the day on which the Corporation shall first have funds legally available for the redemption of such shares.

If less than all of the outstanding shares of the Series A Redeemable Preferred Stock are to be redeemed pursuant to any Optional Redemption or Mandatory Redemption, the shares of the Series A Redeemable Preferred Stock to be redeemed shall be determined pro rata (as nearly as may be, with adjustments to equalize for any prior Redemption that was not precisely pro rata) among all holders of Series A Redeemable Preferred Stock, according to the respective number of shares of the Series A Redeemable Preferred Stock held by such holders.

Upon any Redemption of shares of the Series A Redeemable Preferred Stock, the shares of the Series A Redeemable Preferred Stock so redeemed shall be cancelled and shall revert to authorized but unissued Preferred Shares, undesignated as to series, and the number of Preferred Shares that the Corporation shall have authority to issue shall not be decreased by such Redemption.

In any case where any redemption date shall not be a business day, then (notwithstanding any other provision of these Articles) payment of redemption price need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the redemption date; provided, however, that no interest shall accrue on such amount of redemption price for the period from and after such redemption date.

If on any date any Mandatory Redemption required to be effected on or prior to such date by Section 4.3(d)(ii) or Section 4.3(d)(iii), respectively, (without giving effect to Section 4.3(e)(v)) shall not have been effected, the Corporation shall not on such date, directly or indirectly, redeem, purchase, or otherwise acquire for value, or set apart money for any discharge, any sinking or other similar fund for the redemption or purchase of, any shares of any class or series of stock of the Corporation ranking on a parity with Series A Redeemable Preferred Stock upon liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation (except for shares of the Series A Redeemable Preferred Stock redeemed pursuant to the second sentence of Section 4.3(e)(v)).

(f)

Voting. The holders of shares of the Series A Redeemable Preferred Stock shall not be entitled to vote on any matters, including without limitation, any matters described in Articles 4.03 or 5.01 – 5.20 of the Texas Business Corporation Act ("TBCA") or any matters which are a "fundamental action" or a "fundamental business transaction" under the TBOC, as either may hereafter be amended from time to time.

(g)

No Other Rights.  The shares of the Series A Redeemable Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions of any powers, designations, preferences or rights of such shares, other than as set forth herein or as may be provided by law.

ARTICLE V
PRINCIPAL PLACE OF BUSINESS

The principal place of business of this Corporation is in the City of Austin, Travis County, Texas.  All of the Corporation’s accounts and records shall be maintained at its principal place of business or at such other location determined by its Board, with the prior approval of the Texas Department of Insurance.

ARTICLE VI
DIRECTORS

The number of directors constituting the Board shall be no less than seven (7), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are duly elected and qualified are as follows:

Name	Address

Freddie L. Contreras, M.D.	1002 Texas Blvd., Suite 406 Texarkana, Texas 75501
Thomas Eades, M.D.	1303 McCullough, #300 San Antonio, Texas 78212
Gregory M. Jackson, M.D.	5307 Broadway San Antonio, Texas 78209
Norris C. Knight, Jr., M.D.	1002 Texas Boulevard, Suite 407 Texarkana, Texas 75501
William J. Peche, M.D.	311 Camden, Suite 403 San Antonio, Texas 78215
Lawrence S. Pierce, M.D.	1105 Central Expressway North, #380 Allen, Texas 75013
Richard S. Shoberg, Jr., M.D.	3705 Medical Parkway, Suite 570 Austin, Texas 78705
Duane K. Boyd, Jr.	8700 Silver Hill Lane Austin, Texas 78759
Michael L. Green, Jr., M.D.	119 Weston Lane Southlake, Texas 76092

ARTICLE VII
ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

Any action required to be taken at any annual or special meeting of shareholders, and any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which holders of all shares entitled to vote on the action were present and voted.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1

Limitation of Liability.  No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for an act or omission in such person’s capacity as a director of the Corporation, except to the extent such limitation or elimination of liability is not permitted by applicable law, as the same exists or hereafter may be changed.  If applicable law is hereafter changed to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its shareholders shall be limited or eliminated to the fullest extent permitted by applicable law, as so changed.  Any repeal or amendment of this Section 8.1 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of these Articles inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 8.2

Indemnification.

(a)

Each person who was or is a respondent or defendant, or is threatened to be made a respondent or defendant, or testifies or otherwise participates, in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding (any of the foregoing hereinafter called a “proceeding”), whether or not by or in the right of the Corporation, because such person is or was a director of the Corporation or, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, administrator, agent or similar functionary of another foreign or domestic corporation, limited or general partnership, limited liability company, business trust, real estate investment trust, joint venture, joint stock company, cooperative, association, bank, insurance company, credit union, association, proprietorship, trust, employee benefit plan, other enterprise or other organization (hereinafter a “Covered Person”) shall be indemnified by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be changed, against all judgments (including arbitration awards), court costs, penalties, excise and similar taxes, fines, settlements, reasonable attorneys’ fees and other expenses (all of the foregoing hereinafter called “expenses”) actually incurred by such person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, partner, venturer, proprietor, trustee, employee, administrator, agent or similar functionary and shall inure to the benefit of his or her heirs, executors and administrators.  The right to indemnification conferred by this Section 8.2 shall be a contract right and shall include the right to be paid or reimbursed by the Corporation the reasonable expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition upon receipt by the Corporation of a written affirmation by the Covered Person of the Covered Person’s good faith belief that the person has met the standard of conduct necessary for indemnification under the TBOC or the TBCA and a written undertaking by or on behalf of the person to repay all amounts so advanced if it shall be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person has not met that standard or that indemnification of the Covered Person against expenses incurred by such person in connection with that proceeding is prohibited by the TBOC or the TBCA.

(b)

The rights conferred on any Covered Person by this Section 8.2 shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, these Articles, the bylaws of the Corporation, an agreement, vote of shareholders or disinterested directors, or otherwise.

(c)

Any repeal or amendment of this Section 8.2 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of these Articles inconsistent with this Section 8.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment, change in law or adoption permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)

This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

ARTICLE IX
SHAREHOLDER VOTE ON CERTAIN MATTERS

Except as otherwise provided in these Articles, the vote of shareholders required for approval of any action for which the TBOC or the TBCA requires a shareholder vote, shall, if a greater vote of shareholders is provided for by the TBOC or TBCA, instead be the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, unless any class or series of shares is entitled to vote as a class thereon, in which event the vote required shall be the affirmative vote of the holders of a majority of the outstanding shares within each class or series of shares entitled to vote thereon as a class and a majority of the outstanding shares otherwise entitled to vote thereon. Notwithstanding the foregoing, the holders of share of the Series A Redeemable Preferred Stock shall not be entitled to vote on any matters, including without limitation, any matters described in Articles 4.03 or 5.01 – 5.20 of the TBCA or any matters which are a "fundamental action" or a "fundamental business transaction" under the TBOC, as either may hereafter be amended from time to time.

ARTICLE X
BYLAWS; AMENDMENT OF ARTICLES

Section 10.1

Bylaws.  The Board is authorized to adopt the Amended and Restated Bylaws of the Corporation (the “Bylaws”), to amend or repeal the Bylaws or to adopt new Bylaws, subject to any limitations that may be contained in such Bylaws.

Section 10.2

Amendment of Articles.  To the maximum extent permitted by the Section 21.155 of the TBOC or Article 2.13 of the TBCA, the Board is vested with the authority to amend these Articles, including without limitation the authority to establish series of unissued shares of any class by fixing and determining the designations, preferences, limitations, and relative rights, including voting rights, of the shares of any series so established to the same extent that such designations, preferences, limitations, and relative rights could be stated if fully set forth in these Articles.

ARTICLE XI
COMMENCEMENT OF BUSINESS

The Corporation will not commence doing business until it has received for the issuance of its shares consideration of at least One Million Dollars ($1,000,000) in capital and One Million Dollars ($1,000,000) in surplus, paid in cash, with not less than fifty percent of the authorized shares being fully subscribed and paid for.

ARTICLE XII

TERM

This Corporation shall exist for a term which shall be perpetual.

ARTICLE XII

REGISTERED AGENT AND REGISTERED ADDRESS

The address of the registered office of the Corporation is 1021 Main Street, Suite 1150, Houston, Texas,  77002, and the name of the initial registered agent at such address is CT Corporation System.

ARTICLE XIII

EFFECTIVE DATE

These Articles of Incorporation shall be effective April 1, 2007, immediately upon the Conversion.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Incorporation to be executed by its Secretary of the Board of Directors, Gregory Jackson, M.D., on the 22nd day of March, 2007.

AMERICAN PHYSICIANS INSURANCE COMPANY

By:

/s/ Gregory M. Jackson, M.D.

Name:

Gregory M. Jackson, M.D.

Title:

Secretary of the Board of Directors